UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: June 18, 2010
(Date of earliest event reported)

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation or Organization)	000-25597 (Commission File Number)	93-1261319 (I.R.S. Employer Identification Number)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices)(Zip Code)

(503) 727-4100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 to Form 8-K is being filed to add Exhibit 99.3, Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation, receiver of Nevada Security Bank dated as of June 18, 2010.

Item 1.01     Entry into a Material Definitive Agreement.

On June 18, 2010, Umpqua Bank entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (as receiver of Nevada Security Bank, Reno, Nevada).  Pursuant to the Agreement, Umpqua Bank purchased approximately $497 million of assets (including approximately $342 million of loans) and assumed approximately $440 million of deposit liabilities of Nevada Security Bank and its Silverado Bank division.  The foregoing estimates are at Nevada Security Bank’s book value and do not reflect “fair value,” and all amounts are subject to adjustment based on final settlement with the FDIC.  As part of the Agreement, Umpqua Bank and the FDIC entered into a loss sharing arrangement covering future losses incurred on covered assets, including loans and other real estate owned.  The FDIC will absorb 80% of losses on covered assets acquired by Umpqua Bank.  Umpqua Bank acquired the five Nevada Security Bank (and Silverado Bank division) branches--three Nevada Security Bank branches in the Reno, Nevada area; one Nevada Security Bank branch in Incline Village, Nevada; and one branch operating as the Silverado Bank division in Roseville, California.

Item 7.01      Regulation FD Disclosure.

On June 18, 2010, Umpqua Holdings Corporation announced the purchase of certain assets and the assumption of certain liabilities of Nevada Security Bank, Reno, Nevada.  A copy of Umpqua’s press release announcing the acquisition is attached as Exhibit 99.1 and a copy of Umpqua’s investor presentation related to the acquisition is attached as Exhibit 99.2.

Item 9.01      Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
99.1 Press Release (previously filed)
99.2 Investor Presentation (previously filed)
99.3 Purchase and Assumption Agreement with FDIC dated June 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)
Dated: June 21, 2010	By: /s/ Kenneth E. Roberts Kenneth E. Roberts Assistant Secretary